Xcorporeal, Inc. Appoints Kelly J. McCrann as Chairman and Chief Executive Officer

LOS ANGELES--(BUSINESS WIRE)--Xcorporeal, Inc. (AMEX:XCR) announced today that Kelly J. McCrann has been appointed Chairman and Chief Executive Officer. Mr. McCrann has served as a member of the Company’s Board of Directors since October 2007. Mr. McCrann replaces Daniel S. Goldberger who has been the Company’s acting Chief Executive Officer since February 2008 and Terren S. Peizer, who has been Chairman since the Company’s inception. Mr. Peizer will remain on the Board, and Mr. Goldberger will remain on the Board of the Company’s operating subsidiary.

Mr. McCrann is a senior healthcare executive with extensive experience in board governance, strategic leadership, profit and loss management and strategic transactions. He was recently Senior Vice President of DaVita Inc. (NYSE: DVA), a leading provider of kidney care services in the United States, where he was responsible for all home-based renal replacement therapies for the United States’ second largest kidney dialysis provider. Prior to that, Mr. McCrann was the Chief Executive Officer and President of PacifiCare Dental and Vision, Inc. He has held positions of increasing responsibility at Professional Dental Associates, Inc., Coram Healthcare Corporation, HMSS, Inc. and American Medical International. He is a graduate of the Harvard Business School and began his career as a consultant for KPMG and McKinsey & Company.

“We are extremely pleased to have Kelly join our experienced management team,” said Mr. Peizer. “We have spent over a year together on the Board of Directors and I’ve gained great confidence in Kelly’s ability to lead the Company through development and commercialization of its hospital hemodialysis machine and The XCR-6 for home hemodialysis.” Mr. Goldberger commented, ”We also thank Terren for his role in founding the Company and helping it in capital formation, and we look forward to his continued role as a member of the Board.”

Mr. McCrann stated, “I am truly excited to join Xcorporeal’s management team at a time when the Company’s products are demonstrating the potential competitive advantages anticipated earlier when I began to serve on the Board of Directors. I look forward to bringing my management expertise and industry knowledge to the Company and help to lead further development and eventual commercialization of the Company’s state-of-the-art devices.”

About Xcorporeal

Xcorporeal, Inc. is a medical device company developing an innovative extra-corporeal platform technology to be used in devices to replace the function of various human organs. The platform leads to three initial products: a Portable Artificial Kidney (PAK) for hospital based Renal Replacement Therapy, the XCR-6 for home hemodialysis, and a Wearable Artificial Kidney (WAK) for continuous ambulatory hemodialysis.

For the hospital market, Xcorporeal is developing a portable, multi-functional renal replacement device that will offer cost-effective therapy for those patients suffering from Acute Renal Failure, which causes a rapid decline in kidney function. In the U.S., the disease affects more than 200,000 patients annually with a mortality rate approaching 50%, according to a study published in the Clinical Journal of American Society of Nephrology in 2006. The Company has completed a functional prototype of the product, which is currently undergoing bench testing, and anticipates submitting 510(k) filings, for the device and attendant disposable components, with the Food and Drug Administration (FDA) during 2009.

The Company also plans to commercialize the XCR-6, a home hemodialysis device, for the chronic End Stage Renal Disease (ESRD) market, comprised of patients in whom the kidneys have ceased to function. The Company’s devices are intended to combine the best attributes of currently marketed home hemodialysis machines to offer patients convenient, durable and truly portable treatments at home. The Company believes its devices will provide a cost-effective alternative to current home treatment modalities, due to their ability to offer hemodialysis without the need for large quantities of dialysate fluid or purified water. The Company has also completed a functional prototype of the XCR-6, which is currently undergoing bench testing, and anticipates submitting a 510(k) with the FDA during 2010.

The Company’s WAK is also a device for the chronic treatment of ESRD. The Company has successfully demonstrated a prototype system that weighs less than 6 kg., is battery operated, and can be worn by an ambulatory patient. This miniature, wearable device is intended to enable continuous (up to 24 hours × 7 days per week) renal replacement therapy at home. Increasing dialysis time has previously been shown to reduce morbidity and improve quality of life of ESRD patients. The WAK has been featured in articles written by the Los Angeles Times, The Lancet, Kidney International, and various other medical periodicals.

Additional Company information may be found on the Internet at: www.xcorporeal.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, the risk that our technology may not be effective, uncertainty as to the outcome of arbitration and legal proceedings, intense competition and substantial regulation in the medical device industry; and additional risks factors as discussed in the reports filed by the Company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
Xcorporeal, Inc.
Investor Relations:
Robert Weinstein, Chief Financial Officer
310-923-9968
IR@xcorporeal.com
or
Dan Klores Communications
Public Relations:
Tim Sullivan, 212-981-5234
tim_sullivan@dkcnews.com